Exhibit 10.1

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is made and entered into this 9th day of October, 2015 (the “Effective Date”), by and between Hameron Properties I LLC, a Kentucky limited liability company, whose address is 1500 S Pope Lick Rd, Louisville, KY 40299(hereinafter referred to as “Seller”), and CafePress Inc., a Delaware corporation, whose address is 6901A Riverport Dr, Louisville, KY 40258 (hereinafter referred to as “Purchaser”).

Whereas the Seller owns a tract of land commonly referred to as 11909 Shelbyville Rd, Louisville, KY, consisting of approximately 1.6076 acres and a building located thereon with approximately 24,968 square feet, being Tract 2 created pursuant to that certain Minor Subdivision Plat prepared by Land Design & Development, Inc. dated March 19, 2009, and approved by the Louisville Metro Planning Commission in Docket # 10169, which is attached to that certain Declaration of Subdivision and Easement Governing Access of record in Deed Book 9377, Page 222 in the Office of the Clerk of Jefferson County, Kentucky, being a portion of the property acquired by Seller by Deed dated August 26, 1999, of record in Deed Book 7316, Page 630, in the Office of the Clerk of Jefferson County, Kentucky, together with all rights, easements and interests appurtenant thereto (the “Property”).

Whereas the Purchaser desires to purchase the Property from the Seller and the Seller desires to sell the Property to the Purchaser in accordance with the terms of this Agreement.

Whereas, as a condition to Purchaser’s purchase of the Property, Seller has agreed that after the Closing (as hereinafter defined) of the Property, Seller shall transfer to Purchaser that portion of Seller’s adjacent property at 11901 Shelbyville Road, being the area between the green and blue lines as shown on Exhibit A attached hereto and incorporated herein by reference (the “Post-Closing Parcel”), for a purchase price of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) to provide additional parking for the Property (the “Post-Closing Transfer”) and, in connection therewith to make certain modifications to the parking on the remaining property owned by Seller at 11901 Shelbyville Road after the transfer of the Post-Closing Transfer (the “Seller Retained Property”).

Whereas, in connection with the Post-Closing Transfer, Seller hereby agrees to sign an application with the Division of Planning and Design Services (“DPDS”) for Purchaser, at Purchaser’s sole cost and expense, to obtain: (i) approval from Louisville Metro Planning Commission (the “Planning Commission”) of a Revised Detailed District Development Plan (the “RDDDP”) for the Property, the Post-Closing Parcel, and the Seller Retained Property for Purchaser’s intended office use (“Purchaser’s Intended Use”); (ii) approval of a Conditional Use Permit from the Louisville Metro Board of Zoning Adjustment for the Property for Purchaser’s Intended Use in accordance with and as shown on the RDDDP; and (iii) a minor subdivision plat for the Seller’s adjacent property at 11901 Shelbyville Road to create the Post-Closing Parcel and Seller Retained Property as separate legal parcels (the “Minor Plat”) (collectively, the “Governmental Approvals”), despite the Governmental Approvals not being a condition precedent to the Closing on the purchase of the Property.

Whereas, due to the importance of sufficient parking for Purchaser’s Intended Use, Purchaser and Seller agree as of Closing of the purchase of the Property to (i) terminate the cross-parking rights for the two parcels as set forth in the Cross-Access Easement (as hereinafter defined); and (ii) enter into a Parking Easement Agreement in form substantially similar to that certain draft attached hereto as Exhibit B and incorporated herein by reference (the “Parking Agreement”) granting Purchaser the right to park on 10 parking spaces on the Seller’s property closest to the Property until the Governmental Approvals have been received, the Post-Closing Transfer has occurred, and the RDDDP has been implemented by Seller and Purchaser, as more particularly set forth in the Parking Agreement.

Now, therefore, in consideration of the foregoing recitals which are incorporated into this Agreement by reference, the parties hereto hereby agree to the following:

1.	Subject Matter. The Purchaser agrees to purchase and the Seller agrees to sell the Property pursuant to the terms and conditions of this Agreement.

2.	Purchase Price. The total purchase price to be paid by the Purchaser for the Property is the sum of One Million, Six Hundred Fifty Thousand and No/100 Dollars ($1,650,000.00) (the “Purchase Price”). This is the full Purchase Price which sum shall be paid by the Purchaser to the Seller in cash, certified funds, or by wire transfer of immediately available federal funds at the Closing. The total purchase price to be paid by the Purchaser for the Post-Closing Parcel is the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the “Post-Closing Parcel Purchase Price”). This Post-Closing Parcel Purchase Price shall be paid by the Purchaser to the Seller in cash, certified funds, or by wire transfer of immediately available federal funds at the time of the Post-Closing Transfer closing.

3.	Deposit. Purchaser has made a good faith deposit in the amount of Fifty Thousand Dollars ($50,000.00), referred to hereinafter as the Deposit. The Deposit shall be held, administered and distributed by Bardenwerper, Talbott & Roberts, PLLC (the “Escrow Agent”). The Deposit shall be credited to Purchaser against the Purchase Price at the Closing or otherwise paid to Seller or refunded to Purchaser in accordance with the terms of this Agreement.

4.	Purchaser Contingencies.

(a)	Due Diligence Period.

Purchaser shall have sixty (60) days from the Effective Date (the “Due Diligence Period”) in order to perform its due diligence investigation of the Property and the Post-Closing Parcel, including, without limitation, conducting a physical inspection of the Property and Post-Closing Parcel (which inspections may include, but shall not be limited to, soils, wetlands, engineering, structural and mechanical studies), confirming that Seller has good and marketable fee simple title to the Property and Post-Closing Parcel subject to no exceptions other than those that are acceptable to Purchaser, conducting an environmental assessment of the Property and Post-Closing Parcel, confirming the status of zoning, parking and the availability of all utilities, having the Property and Post-Closing Parcel surveyed, reviewing the certificates of occupancy and other matters deemed appropriate by Purchaser and otherwise confirming that the Property and Post-Closing Parcel are suitable and feasible for Purchaser’s intended use in Purchaser’s sole discretion. Purchaser shall have the right to interview any tenants of the Property. If Purchaser determines prior to the expiration of the Due Diligence Period in Purchaser’s sole discretion that it is not in Purchaser’s best interest to purchase the Property and Post-Closing Parcel for any reason, Purchaser may terminate this Agreement by giving written notice of termination to Seller on or before 5:00 p.m. of the last day of the Due Diligence Period. If Purchaser fails to give such notice, this Agreement shall remain in full force and effect, and the Deposit shall be nonrefundable except as provided in this Agreement. If Purchaser terminates the Agreement in accordance with the foregoing, the Deposit shall be immediately returned to Purchaser and the obligations of the parties to this Agreement shall terminate.

(b)	Post-Closing Parcel. The Purchaser’s obligation to purchase the Post-Closing Parcel shall be contingent upon: (i) Purchaser and Seller obtaining all Governmental Approvals; and (ii) Seller modifying the Seller Retained Property and the Post-Closing Parcel, and Purchaser modifying the Property to implement all changes shown on the RDDDP, with said work to be completed within ninety (90) days of the receipt of the final of the Governmental Approvals (the “RDDDP Implementation Work”).

5.	Due Diligence Documents. Within ten (10) days following the Effective Date, Seller shall furnish to Purchaser the following, to the extent same are in the possession or control of Seller:

(a) A copy of Seller’s title insurance policy for the Property and the Seller’s property at 11901 Shelbyville Road;

(b) Copies of the most recent real estate tax bills and current assessment for the Property.

(c) Copy of Seller’s building plans and all written mechanical, building, service or roof warranties currently in effect as to the Property and any governmental zoning, building and occupational inspections for the Property.

(d) Copies of all environmental, structural, lien wavers, appraisals (if any), or other inspection reports obtained by, prepared for or by, or obtained by Seller.

(e) Copies of any surveys of the Property in the possession of Seller and a copy of the Detailed District Development Plan & Conditional Use Plan dated June 29, 2000, which plan was not implemented.

(f) Drafts of the conditions, covenants, and restrictions that apply to the Property and the Post-Closing Parcel.

(g) A list of all vendors, service contractors with contract names, addresses and phone numbers.

(h) List of all personal property owned by Seller and associated with the Property.

6.	Title Defects. If Purchaser so notifies Seller of any title defects or exceptions for the Property and/or the Post-Closing Parcel within the Due Diligence Period, Seller shall have ten (10) days from Seller’s receipt of such notice in which to either (A) cure such title defects or exceptions or commit to cure them on or before the Closing (or Post-Closing Transfer as applicable), or (B) notify Purchaser in writing that it is unable or unwilling to cure such title defects or exceptions, in which case Purchaser shall have five (5) days from its receipt of such notice in which to elect in writing to, (1) accept such title as Seller is able to convey, or (2) terminate this Agreement whereupon Escrow Agent shall return the Deposit in its entirety to Purchaser and thereafter neither party will have any further obligations hereunder except for the indemnifications set forth herein.

7.	Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows, which representations and warranties shall be remade as of the Closing:

(a) Seller possesses full right, power and authority to execute, deliver and perform this Agreement.

(b) No consent, approval or other action of, or filing on registration with, any governmental agency, commission or office is required on Seller’s behalf with respect to the transaction contemplated herein, with the exception of any potential parking concerns.

(c) With the exception of the consent and waiver to be obtained by Seller from Center for Comprehensive Services, Inc. d/b/a Neurorestorative Kentucky which is an express contingency to the obligations of Seller hereunder, the execution and delivery of this Agreement, the consummation of the transaction provided for herein and the fulfillment of the terms hereof, will not result in a breach of any term, covenant or condition or constitute a default under, any agreement or instrument to which Seller is a party.

(d) There is no action, suit or proceeding, including condemnation, pending or, to the knowledge of Seller, threatened against, affecting or related to Seller or the Property, in any court or before or by a federal, state, county or municipal department, commission, board, bureau, agency or other governmental instrumentality.

(e) No assessments for public improvements have been made against the Property which remain unpaid, including, without limitation, those for construction of sewer and water mains and lines, streets, sidewalks and curbs.

(f) Seller has not received any notice of any violation of any federal, state or local law or regulation related to or affecting the Property.

(g) To Seller’s knowledge, there exists no violation of any federal, state, regional or local hazardous waste, “impact” or similar laws, statutes, ordinances, codes or regulations of any kind or nature whatsoever in connection with the Property, nor has any portion of the Property ever been treated with any chemical substance nor used for or in connection with the disposal of hazardous wastes, and no portion of the Property is presently subject to any federal, state, or local environmental clean-up order or directive. To Seller’s knowledge, the Property does not contain (nor has it ever contained) any underground storage tanks, or hazardous materials on, in or under the Property.

Notwithstanding the foregoing, if any representation or warranty of Seller was true and accurate when made but nevertheless becomes untrue or inaccurate after the date hereof for any reason beyond Seller’s control and ability to cure (such as, for example, Seller receiving notice of a pending condemnation action affecting the Property), the same shall not constitute a default by Seller and the representation or warranty shall be considered to be amended accordingly upon written notice to Purchaser, and Purchaser’s sole remedy for such representation and warranty not being true and accurate as of the Closing Date, shall be to terminate this Contract and receive a full refund of the Deposit.

8.	Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:

(a) Purchaser possesses full right, power and authority to execute, deliver and perform this Agreement.

(b) No consent, approval or other action of, of filing or registration with, any governmental agency, commission or office is required on Purchaser’s behalf with respect to the transaction contemplated herein.

(c) The execution and delivery of this Agreement, the consummation of the transaction provided for herein, and the fulfillment of the terms hereof, will not result in a breach of any term, covenant or condition of, or constitute a default under, any agreement or instrument to which Purchaser is a party.

9.	Covenants of Seller.

(a) If, during the Due Diligence Period, Seller enters into any contracts, leases, easements or other agreements that will affect the maintenance, use, management, leasing or operation of the Property or the Post-Closing Parcel after the Closing, Seller shall provide a copy of any such items to Purchaser. Subsequent to the expiration of the Due Diligence Period, Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed enter into any contracts, leases, easements or other agreements that will affect the maintenance, use, management, leasing or operation of the Property after the Closing.

(b) Seller shall pay in full when due and payable, all bills and invoices for labor, goods, materials and services of any kind relating to the Property and Post-Closing Parcel and provided at the behest of Seller, and all utility charges on any utility accounts in Seller’s name for the Property relating to any period prior to the Closing, Seller shall maintain the existing insurance coverage on the Property up to the Closing and shall maintain the existing insurance coverage on the Post-Closing Parcel up to the Post-Closing Transfer date.

(c) From and after the expiration of the Due Diligence Period, Seller shall not alter or construct any improvements to the Property or Post-Closing Parcel except repairs specifically required by law without the written consent of Purchaser, which consent shall not be unreasonably withheld.

10.	Risk of Loss. All risk of loss with respect to the Property shall remain with Seller until the Closing and delivery of the Deed to Purchaser. All risk of loss with respect to the Post-Closing Parcel shall remain with Seller until the Post-Closing Transfer and delivery of the deed for the Post-Closing Transfer to Purchaser.

11.	Damage and Condemnation. If at any time prior to the Closing, all or any substantial part of the Property is damaged by casualty (for purposes hereof, “substantial” shall mean that the estimated cost of repairs would exceed $250,000) or the Property or Post-Closing Parcel are taken or appropriated by virtue of eminent domain or similar proceedings, or is condemned for any public or quasi-public use, then Purchaser may terminate this Agreement and thereafter neither party will have any further obligations hereunder. If Purchaser terminates this Agreement, then Seller shall be entitled to receive all insurance proceeds or condemnation proceeds payable for the affected portion of the Property and Post-Closing Parcel. If Purchaser elects to maintain this Agreement in full force and effect, then (i) Purchaser shall be entitled to receive all insurance proceeds or condemnation proceeds payable for that portion of the Property damaged or for that portion of the Property and Post-Closing Parcel taken, and Seller shall execute such assignments or other instruments as are necessary to transfer such proceeds to Purchaser, and (ii) if all or any portion of the insurance or condemnation proceeds have been paid to Seller, then Purchaser shall receive a credit against the Purchase Price equal to the amount of the insurance or condemnation proceeds actually paid to Seller with any remaining proceeds to be transferred to Purchaser.

12.	Default. If, following the full execution of this Agreement, Purchaser defaults in the performance of its duties or obligations under this Agreement, Seller shall be entitled, as its sole and exclusive remedy hereunder to terminate this Agreement (except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement) by written notice to Purchaser of such termination and to receive payment of the Deposit from Escrow Agent as full liquidated damages for such default of Purchaser, the parties hereto acknowledging the difficulty of ascertaining the actual damages in the event of such a default, that it is impossible more precisely to estimate the damages to be suffered by Seller upon Purchaser’s default, that such payment of the Deposit is intended not as a penalty, but as full liquidated damages and that such amount constitutes a reasonable good faith estimate of the potential damages arising therefrom, it being otherwise difficult or impossible to estimate Seller’s actual damages which would be suffered by Seller in the event of default by Purchaser. If Seller is the party in default, the Deposit shall be delivered to Purchaser and Purchaser may either pursue an action for specific performance or recover damages from the Seller in an amount not to exceed Purchaser’s actual out of pocket expenses in performing its due diligence investigation of the Property not to exceed $40,000.00.

13.	Amendment of Declaration of Subdivision and Easement Governing Access. At the Closing, the Seller and Purchaser shall terminate the Shared Parking Easement set forth in Section 3 of that certain Declaration of Subdivision and Easement Governing Access of record in Deed Book 9377 PG 0222 a Declaration of Subdivision & Easement governing access (“Cross-Access Easement”), which permits access and cross-parking for the Property. The Purchaser and Seller agree to terminate all provisions for cross-parking in in this Cross-Access Easement prior to, or at the Closing.

14.	Closing. The closing of the purchase contemplated herein shall be on a date (the “Closing”) selected by Purchaser that is no later than thirty (30) days after the expiration of the Due Diligence Period. If such date is a holiday or weekend, the Closing shall be the next business day. The Closing shall take place in escrow at the offices of Escrow Agent or at such other time and place as may be mutually agreed to by Purchaser and Seller.

The Post-Closing Transfer shall occur with fifteen days (15) of Purchaser and Seller completing the RDDDP Implementation Work. If such date is a holiday or weekend, the Closing shall be the next business day. The Post-Closing transfer closing shall take place in escrow at the offices of Escrow Agent or at such other time and place as may be mutually agreed to by Purchaser and Seller.

15.	Title & Delivery of Property. The Property shall be conveyed by the Seller to the Purchaser at Closing by Special Warranty Deed (the “Deed”). The Post-Closing Parcel shall be conveyed by the Seller to the Purchaser at the Post-Closing Transfer date by Special Warranty Deed. Title to the Property and Post-Closing Parcel shall be insurable and marketable and free and clear of all encumbrances with the exception of current taxes, conditions, restrictions, limitations and easements of record and applicable regulations imposed by the Planning Commission.

16.	Items to be Delivered at Closing.

(a) By Seller. In addition to the Deed, Seller shall deliver to Purchaser (i) an assignment, without recourse, of all existing warranties, guaranties and indemnities, if any, with respect to the Property to the extent assignable; (ii) a quitclaim bill of sale with respect to any personal property owned by Seller and located on the Property; (iii) a certified resolution of Seller’s members authorizing the sale of the Property to Purchaser; (iv) an owner’s affidavit reasonably satisfactory to Escrow Agent and Seller for the purpose of removing the mechanic’s lien exception from Purchaser’s title policy and rights of parties in possession of the Property other than tenants under written leases; (v) the Parking Agreement; (vi) an amendment to the Cross-Access Easement terminating the cross-parking rights; (vii) a closing statement reflecting the Purchase Price and prorations and apportionment required herein (the “Closing Statement”); and (viii) such other documents as may be reasonably necessary or appropriate to close the purchase and sale of the Property. Notwithstanding the foregoing, Purchaser shall not be responsible for any bills affecting the Property due and payable before the Closing by Seller, except for the accrual of 2015 property taxes. All such documents shall be in form and content reasonably acceptable to both Purchaser and Seller.

(b) By Purchaser. On the Closing, in addition to the Purchase Price, Purchaser shall deliver a Closing Statement, and any other documents that may be reasonably required to consummate the Closing.

17.	Closing Costs. Seller shall pay any transfer taxes that are due upon the recordation of the Deed. Purchaser shall be responsible for any title commitment or examination fees and Purchaser shall be responsible for any title premiums. Purchaser and Seller shall each be responsible for the payment of their own attorneys’ fees and expenses. All other closing costs shall be allocated between the parties in accordance with customary local practice. All real property ad valorem taxes, and assessments on the Property for the year in which closing occurs shall be prorated as of the Closing (provided, however, Seller shall be responsible for all real property ad valorem taxes for the Post-Closing Parcel for the calendar year of the Post-Closing Transfer). Taxes for any prior years shall be the sole responsibility of Seller and are to be paid in full. Any utility charges shall be determined as of the Closing and Seller shall be responsible for all such charges for periods prior to the Closing and Purchaser shall be responsible for all such charges from the Closing forward.

18.	Items to be Delivered at Post-Closing Transfer date.

(a) By Seller. In addition to the Deed, Seller shall deliver to Purchaser (i) an assignment, without recourse, of all existing warranties, guaranties and indemnities, if any, with respect to the Post-Closing Parcel to the extent assignable; (ii) a certified resolution of Seller’s members authorizing the sale of the Post-Closing Parcel to Purchaser; (iv) an owner’s affidavit reasonably satisfactory to Escrow Agent and Seller for the purpose of removing the mechanic’s lien exception from Purchaser’s title policy and rights of parties in possession of the Post-Closing Parcel; (vi) such other documents as may be reasonably necessary or appropriate to complete the Post-Closing Transfer. Notwithstanding the foregoing, Purchaser shall not be responsible for any bills affecting the Post-Closing Parcel and payable before the Post-Closing Transfer date by Seller, nor the ad valorem real property taxes for the calendar year of the Post-Closing Transfer. All such documents shall be in form and content reasonably acceptable to both Purchaser and Seller. Seller shall provide verification that all property taxes on the Post-Closing Parcel have been paid by the date same are due and payable.

(b) By Purchaser. On the Post-Closing Transfer date, in addition to the Post-Closing Parcel Purchase Price, Purchaser shall deliver a Closing Statement and Purchaser shall deliver any documents that may be reasonably required to consummate the Post-Closing Transfer.

19.	Termination. Notwithstanding anything contained in the Agreement, the Purchaser shall have the right to terminate this Agreement in writing delivered to the Seller and Escrow Agent at any time prior to the expiration of the Due Diligence Period. Purchaser shall have the right to terminate the obligation to purchase the Post-Closing Parcel in the event the Purchaser contingencies set forth in Section 4(b) hereof are not satisfied, in which event the provisions of Section 20 are applicable.

20.	Inability to obtain Governmental Approvals. In the event any of Purchaser’s contingencies with regard to the purchase of the Post-Closing Parcel set forth in Section 4(b) are not satisfied or waived by Purchaser within eight (8) months following the date of this Agreement, or the date Seller completes its RDDDP Implementation Work for the Seller Retained Parcel, whichever is later, then Seller shall grant to Purchaser a perpetual irrevocable license running with the land (the “License”) granting to Purchaser and any future fee owners of the Property the right to park on the ten (10) parking spaces as shown on Exhibit A attached hereto, or if the RDDDP is not approved, on those certain ten (10) parking spaces located on Tract 1 closest to Tract 2 as designated on the Parking Agreement, for payment to Seller of a one-time license fee equal to One Hundred Fifty Thousand Dollars ($150,000.00) with the Parking Agreement terminating as of the date the License is granted by Seller to Purchaser.

21.	Possession. Possession of the Property shall be granted at the Closing. Possession of the Post-Closing Parcel shall be granted at the Post-Closing Transfer date.

22.	Entire Agreement. The terms herein constitute the entire agreement between the Seller and the Purchaser. No verbal statements made by anyone with regard to the transaction which is the subject of the Agreement shall be construed as a part herein unless same is incorporated herein in writing by the mutual agreement of the Seller and the Purchaser. This Agreement may not be altered, amended, modified or discharged except by another agreement in writing signed by each of the parties hereto.

23.	Severability. In the event any of the terms, provisions, or covenants of this Agreement are deemed by statue of the Commonwealth of Kentucky or ordinance of the Jefferson County Metro Government to be partially or wholly invalid or unenforceable such holding shall not affect, alter, modify, or impair in any manner any of the other terms, provisions, or covenants hot held to be partially or wholly invalid or unenforceable.

24.	Choice of Law. Any construction of this Agreement and disputes that arise between the Seller and the Purchaser in connection herewith shall be decided pursuant to the laws of the Commonwealth of Kentucky.

25.	Construction of Terms. All pronouns used include the male, female, and neuter genders, and include singular and plural numerals, as the case may be.

26.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same Agreement. Delivery of an executed counterpart of the Agreement by electronic means shall be equally as effective as delivery of a manually executed original counterpart of the Agreement.

27.	Brokerage Fee. Seller at its sole expense shall pay to TRIO Commercial Property Group and Gant Hill & Associates the commission of 3% to each brokerage pursuant to the terms of a separate agreement.

28.	Notice. Any notice, request, instruction, correspondence or document required to be given hereunder by either party to the other (a “Notice”) shall be in writing delivered in person, or by courier, or by overnight delivery services, by certified mail, or by electronic mail (email). Each such communication requires acknowledgement of delivery to the address of the parties set forth below:

If to Purchaser:

CafePress Inc.

Attn.: Legal Department

6901A Riverport Dr

Louisville, KY 40258

Email: Legal@cafepress.com

With a copy to:

William B. Bardenwerper, Esq.

Bardenwerper, Talbott & Roberts, PLLC

Homebuilders Association of Louisville Bldg., Second Floor

1000 N. Hurstbourne Parkway

Louisville, Kentucky 40223

Email: wbb@bardlaw.net

If to Seller:

Hameron Properties I LLC

1500 S Pope Lick Rd

Louisville, KY 40299

29.	Seller Contingencies. Seller’s obligations under this Agreement are expressly contingent upon Seller obtaining from the Center for Comprehensive Services, Inc. d/b/a Neurorestorative Kentucky (i) a limited waiver of its right of first refusal to lease the Property to the extent necessary to permit Seller to sell and convey the Property to Purchaser; and (ii) a consent to the sale to Purchaser of the Post-Closing Parcel. In the event Seller is unable to satisfy these contingencies within ten (10) days of the Effective Date, this Agreement shall terminate, the Deposit shall be immediately returned to Purchaser and the obligations of the parties to this Agreement shall terminate.

This offer shall be executed by both parties no later than 5pm, EST, on the     day of October, 2015; otherwise, this offer shall be null and void.

[Remainder of page left intentionally blank; signature pages to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Purchase Agreement in multiple copies, each of which shall be deemed to be an original, on the dates set forth below.

PURCHASER

CafePress Inc.

By:	/s/ Garett Jackson
Name: Garett Jackson
Title: Chief Financial Officer

Date: 10/09/15

SELLER

Hameron Properties I LLC

By:	/s/ RJ Hameron
Name: RJ Hameron / Hameron Properties I LLC
Title: Single Member

Date: 10-09-15

EXHIBIT A

EXHIBIT B

PARKING EASEMENT AGREEMENT

THIS PARKING EASEMENT AGREEMENT (“Agreement”) is made and entered into this     day of                  by and between Hameron Properties I LLC, a Kentucky limited liability company, whose address is 1500 S Pope Lick Rd, Louisville, KY 40299 (“Grantor”), and CafePress Inc., a Delaware corporation, whose address is 6901A Riverport Dr, Louisville, KY 40258 (“Grantee”).

W I T N E S S E T H:

WHEREAS, Grantor is the owner in fee simple of that certain tract of land along Shelbyville Road described as Tract 1 (“Tract 1”) on that certain Minor Subdivision Plat prepared by Land Design & Development, Inc. dated March 19, 2009, and approved by the Louisville Metro Planning Commission in Docket # 10169 (the “Minor Plat”), which is attached to that certain Declaration of Subdivision and Easement Governing Access of record in Deed Book 9377, Page 222 in the Office of the Clerk of Jefferson County, Kentucky, being a portion of the property acquired by Grantor by Deed dated August 26, 1999, of record in Deed Book 7316, Page 630, in the Office of the Clerk of Jefferson County, Kentucky.

WHEREAS, Grantee is the owner in fee simple of that certain tract of land along Shelbyville Road, described as Tract 2 (“Tract 2”) on the Minor Plat, acquired pursuant to that certain Special Warranty Deed from Grantor dated             , 2015, of record in Deed Book, Page    , in the Office of the Clerk of Jefferson County, Kentucky.

WHEREAS, as a condition to Grantee’s purchase of Tract 2, Grantor agreed to make certain modifications to the parking on the remaining Tract 1 (the “Grantor Retained Property”) to implement the proposed RDDDP (as defined below) and after completed, to transfer to Grantee a portion of Tract 1 (the “Post-Closing Parcel”) as more particularly defined in the Purchase Agreement between Grantor and Grantee dated             , 2015(the “Purchase Agreement”), to provide additional parking for Tract 2 (the “Post-Closing Transfer”).

WHEREAS, in anticipation of the Post-Closing Transfer, Grantor and Grantee have filed an application with the Division of Planning and Design Services (“DPDS”) to obtain: (i) approval from Louisville Metro Planning Commission (the “Planning Commission”) of a Revised Detailed District Development Plan (the “RDDDP”) for all of Tract 1 and Tract 2 to modify the parking lot configuration thereon, as more particularly defined in the Purchase Agreement; (ii) approval of a Conditional Use Permit from the Louisville Metro Board of Zoning Adjustment (“BOZA”) for Tract 1 in accordance with and as shown on the RDDDP; and (iii) a minor subdivision plat for the Tract 1 to create the Post-Closing Parcel and Grantor Retained Property as separate legal parcels (the “Minor Plat”) (collectively, the “Governmental Approvals”), despite the Governmental Approvals not being a condition precedent to the closing on the purchase of Tract 1.

WHERAS, once the Governmental Approvals are obtained and simultaneously with the Post-Closing Parcel being transferred to Grantee, Grantor shall modify Tract 1 and Grantee shall modify Tract 2 to implement all changes shown on the RDDDP (the “RDDDP Implementation Work”) to be completed within             days of the receipt of the final of the Governmental Approvals, with this Parking Agreement terminating once the RDDDP Implementation Work is complete and the Post-Closing Parcel has been transferred.

WHEREAS, Grantor desires and intends that the owners, occupants and other persons hereafter acquiring any interest in Tract 1 and Tract 2, shall at all times prior to the termination hereof, enjoy the benefits of and shall hold their interests subject to the rights, easements, privileges and restrictions hereinafter set forth, all of which are declared to be in furtherance of a plan to promote and protect the harmonious, beneficial and proper use of said properties.

NOW, THEREFORE, the parties declare as follows:

1. Beneficial Parties: Binding Effect. The rights, privileges, obligations and burdens hereby imposed and all other terms of this instrument shall run with the land and shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns as well as their employees, agents, customers, tenants, invitees, licensees, and guests.

2. Provision of Parking - Tract 1. Grantor hereby imposes on its own property, Tract 1, and grants to the owners of Tract 2, an exclusive temporary easement to park in those certain ten (10) parking spaces located on Tract 1 closest to Tract 2 as designated on Exhibit A hereto. This right and easement to park vehicles shall be limited to the temporary parking of employee and customer passenger vehicles (“Parking Easement”).

3. Termination of Parking Easement. The Parking Easement herein shall terminate once: (i) Grantor and Grantee have received the Governmental Approvals; (ii) the RDDDP Implementation Work has been completed; and (iii) the Post-Closing Parcel has been transferred from Grantor to Grantee

4. Maintenance and Upkeep. It shall be the sole responsibility of each of the property owners to maintain parking areas located on their property in the condition of similar parking lots in the area, free of all debris, snow and ice, unless one of the benefited parties damages the easement areas through its own negligence in which event it shall bear legal liability for same.

5. Reasonable Use of Easement. The easement herein above granted shall be used and enjoyed by Grantee and its heirs, executors, administrators, successors and assigns, employees, agents, customers, tenants, invitees, licensees, and guests, in such a manner so as to not unreasonably interfere with, obstruct or delay the conduct and operations of any business at any time located on the property subject to the easement, including, without limitation, public access to and from said business, and the receipt or delivery of merchandise in connection therewith.

6. RDDDP Implementation Work. Grantee shall be responsible for completing all RDDDP Implementation Work on Tract 2 at Grantee’s sole cost and expense, and Grantor shall be responsible for completing all RDDDP Implementation Work on Tract 1 (being the Grantor Retained Property and the Post-Closing Parcel) at Grantor’s sole cost and expense, to be completed within             days of the receipt of the final of the Governmental Approvals, with Grantor and Grantee agreeing to work together to agree upon any necessary detailed construction plans and agreeing to work together to have this work completed at the same time to the extent possible. Any detailed construction plans shall be in conformance with the RDDDP. In the event Grantor or Grantee fails to perform the RDDDP Implementation Work within the time period set forth in this Section 6, the non-defaulting party is hereby granted a temporary construction easement over the breaching party’s property to complete the RDDDP Implementation Work in accordance with the detailed construction plans and the RDDDP. This temporary construction easement shall be in the minimal area and extent necessary for such construction work and terminates and reverts upon the completion of the construction work. Said right to perform the work of the defaulting party shall commence upon written notice of the default and     day period to cure same. Upon completion of the RDDDP Implementation Work, the defaulting party shall reimburse the non-defaulting party for the costs and expenses of the RDDDP Implementation Work performed on their property within 30 days of receipt of invoices for the work performed on the defaulting party’s property. Failure to pay within such 30 day period shall grant the non-defaulting party performing the work the right to file a lien against the defaulting party’s property for the cost and expense of the work performed plus all costs of collection, including all attorneys’ fees and costs of filing the lien.

7 No Rights in Public: No Implied Easements. Nothing contained in this Easement shall ever be deemed to create a gift or dedication of all or any portion of the properties described herein to the general public or for any public use or public purpose whatsoever. Any action to enforce the rights granted pursuant to this Agreement may be maintained only by the parties hereto or their respective successors and assigns. No easement for the benefit of the general public or for signage, drainage or utilities is implied.

8. Enforcement: Remedies. Upon either property owner’s failure to comply with the provisions of this Agreement, the other property owner may take such action as necessary, including court action, to enforce compliance therewith, and the non-complying property owner shall immediately, upon demand, reimburse the enforcing property owner or other performing party for all expenses incurred in so doing, together with allowable statutory interest. Each property owner shall also have the right to restrain by injunction any violation or threatened violation by the other property owner of any of the terms, covenants or conditions of this Agreement or to obtain a decree to compel specific performance of any such terms, covenants or conditions, it being agreed that the remedy at law for a breach of any such term, covenant or condition is not adequate.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

“Grantor”

Hameron Properties I LLC, a Kentucky limited liability company

By:

Name:

Title:

COMMONWEALTH OF KENTUCKY		)
)SS
COUNTY OF JEFFERSON		)

Subscribed, sworn to and acknowledged and sworn to before me this     day of                     , by                     , as                     of Hameron Properties I, LLC, a Kentucky limited liability company, as his/her free and voluntary act and deed and as the free and voluntary act of Hameron Properties I, LLC, a Kentucky limited liability company.

My Commission expires:

NOTARY PUBLIC
STATE AT LARGE, KENTUCKY

Grantee:

CafePress Inc., a Delaware corporation

By:

Name:

Title:

COMMONWEALTH OF KENTUCKY		)
)SS
COUNTY OF JEFFERSON		)

Subscribed, sworn to and acknowledged and sworn to before me this     day of                     , by                     , as                     of CafePress, Inc., a Delaware corporation, as his/her free and voluntary act and deed and as the free and voluntary act of CafePress, Inc., a Delaware corporation.

My Commission expires:

NOTARY PUBLIC
STATE AT LARGE, KENTUCKY

THIS INSTRUMENT PREPARED BY:

BARDENWERPER, TALBOTT & ROBERTS, PLLC

Homebuilders Association of Louisville Building, Second Floor

1000 N. Hurstbourne Parkway

Louisville, Kentucky 40223

(502) 426-6688